Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BANK OF THE OZARKS, INC.

(Exact Name of Registrant as Specified in its Charter)

ARKANSAS	71-0556208
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

17901 CHENAL PARKWAY

LITTLE ROCK, ARKANSAS 72223

501-978-2265

(Address of Principal Executive Offices)

BANK OF THE OZARKS, INC. 2009 RESTRICTED STOCK PLAN

(Full title of the plan)

Greg L. McKinney

Chief Financial Officer and

Chief Accounting Officer

Bank of the Ozarks, Inc.

17901 Chenal Parkway

Little Rock, Arkansas 72223

501-978-2265

(Name, address, and telephone number, including area code, of agent for service)

With a copy to:

H. Watt Gregory, III

Kutak Rock LLP

124 West Capitol, Suite 2000

Little Rock, Arkansas 72201

501-975-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee
Common Stock, $0.01 par value	400,000 shares	$33.62	$13,448,000	$1,541.14

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), the number of shares of Common Stock registered hereunder includes such indeterminate number of additional shares of Common Stock as may be offered or issued in the future to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, based upon the average of the high and low sales prices of the shares of the registrant’s Common Stock as reported on the NASDAQ Stock Market on September 11, 2012.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan listed on the cover of this registration statement (the “Registration Statement”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended, (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed or furnished by Bank of the Ozarks, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)	The Company’s annual report on Form 10-K for the fiscal year ended December 31, 2011 and filed on February 29, 2012, and Amendment No. 1 thereto on Form 10-K/A filed on March 28, 2012;

(b)	The Company’s quarterly reports on Form 10-Q filed on May 10, 2012, for the three months ended March 31, 2012, and on Form 10-Q filed on August 8, 2012, for the six months ended June 30, 2012, respectively;

(c)	The Company’s periodic reports on Form 8-K filed on January 18, 2012 (excluding the matters in Items 2.02 and 7.01 and Exhibit 99.1 therein, which are not incorporated by reference herein), February 17, 2012, April 19, 2012 (excluding the matters in Item 7.01 therein, which are not incorporated by reference herein) and August 23, 2012, respectively; and

(c)	The description of the Company’s Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on June 26, 1997, and any amendment or report filed with the Commission for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any statement modified or superseded will not be deemed, except as so modified or superseded, to be a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article Ninth of the Company’s Amended and Restated Articles of Incorporation provides that the Company’s directors will not be personally liable to the Company or any of its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the director’s duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Arkansas Code Annotated Section 4-27-833, (d) for any transaction from which the director derived an improper personal benefit, or (e) for any action, omission, transaction, or breach of a director’s duty creating any third party liability to any person or entity other than the Company or a stockholder.

Section 4-27-850 of the Arkansas Business Corporation Act empowers Arkansas corporations to indemnify any former or current director or officer against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by him in connection with any action, suit or proceeding, if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding had no reasonable cause to believe his conduct was unlawful, except that no indemnification shall be made in connection with any action by or in the right of the corporation if such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless the court determines that despite that adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses actually and reasonably incurred by him.

Article Tenth of the Company’s Amended and Restated Articles of Incorporation provides that the Company shall, to the full extent permitted by Section 4-27-850 of the Arkansas Business Corporation Act, indemnify all persons whom it may indemnify pursuant thereto.

The effect of the indemnification provisions contained in the Company’s Amended and Restated Articles of Incorporation is to require the Company to indemnify its directors and officers under circumstances where such indemnification would otherwise be discretionary.

The Company’s Amended and Restated Articles of Incorporation specify that the indemnification rights granted thereunder are not exclusive of any other indemnification rights that the director or officer may have under any by-law, vote of stockholders or disinterested directors or otherwise. As permitted by Section 4-27-850 of the Arkansas Business Corporation Act, the Company’s Amended and Restated Articles of Incorporation also authorize the Company to purchase directors’ and officers’ liability insurance for the benefit of its past and present directors and officers, irrespective of whether the Company has the power to indemnify such persons under Arkansas law. The Company currently maintains such insurance as allowed by these provisions.

The Company’s Amended and Restated Articles of Incorporation also provide that expenses incurred by a director or officer in defending a civil or criminal lawsuit or proceeding arising out of actions taken in his official capacity, or in certain other capacities, will be paid by the Company in advance of the final disposition of the matter upon receipt of an undertaking from the director or officer to repay the sum advanced if it is ultimately determined that he is not entitled to be indemnified by the Company pursuant to applicable provisions of Arkansas law.

As noted above, the Company’s directors and officers have certain indemnity rights under the Company’s Amended and Restated Articles of Incorporation and are protected from certain other liabilities by the Company’s existing directors’ and officers’ liability insurance. The Company has also entered into supplemental indemnification agreements with its directors and with certain officers designated by the Board of Directors (collectively the “Indemnitees”), which broaden the scope of indemnity that would otherwise be provided by the Company to such persons under the terms of its Amended and Restated Articles of Incorporation.

The indemnification agreements with the Indemnitees provide that, subject to certain important exceptions, the Indemnitees shall be indemnified to the fullest possible extent permitted by law against any amount which they become legally obligated to pay because of any act or omission or neglect or breach of duty. Such amount includes all expenses (including attorneys’ fees), judgments, fines and settlement amounts, actually and reasonably incurred or paid by them in any action or proceeding, including any action by or in the right of the Company, on account of their service as a director or officer to the Company or any subsidiary of the Company. The indemnification agreements further provide that expenses incurred by the Indemnitees in defending such actions, in accordance with the terms of the agreements, shall be paid in advance, subject to the Indemnitees’ obligation to reimburse the Company in the event it is ultimately determined that they are not entitled to be indemnified for such expenses under any of the provisions of the indemnification agreements.

No indemnification is provided under the indemnification agreements on account of conduct which is adjudged to be deliberately dishonest and material to establishing the liability for which indemnification is sought. In addition, no indemnification is provided if a final court adjudication shall determine that such indemnification is not lawful, or in respect of any suit in which judgment is rendered for an accounting of profits made from a purchase or sale of securities of the Company in violation of Section 16(b) of the Securities Exchange Act of 1934, or of any similar statutory provision, or on account of any remuneration, personal profit or advantage which is adjudged to have been obtained in violation of law. The indemnification agreements also contain provisions designed to protect the Company from unreasonable settlements or redundant legal expenditures.

The indemnification agreements also provide for contribution by the Company, with certain exceptions, of amounts paid by the Indemnitees in any situation in which the Company and such individuals are jointly liable (or would be if the Company were joined in the litigation) if for any reason indemnification is not available. Such contribution would be based on the relative benefits to the Company and the individuals of the transaction from which liability arose, and on the relative fault in the transaction of the Company and the individuals. This provision could be applicable in the event a court found that indemnification under the federal securities laws is against public policy and thus not enforceable, as well as under state laws.

The indemnification agreements provide for substantially broader indemnity rights than those currently granted to the directors and officers of the Company under the Company’s Amended and Restated Articles of Incorporation, which affords directors and officers only those express indemnification rights set forth in Section 4-27-850 of the Arkansas Business Corporation Act. They are not intended to deny or otherwise limit third party or derivative suits against the Company or its directors or officers. However, to the extent a director or officer were entitled to indemnification or contribution thereunder, the financial burden of a third party suit would be borne by the Company, and the Company would not benefit from derivative recoveries since the amount of such recoveries would be repaid to the director or officer pursuant to the agreements.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See attached exhibit index following the signature page, which is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, this 14th day of September, 2012.

BANK OF THE OZARKS, INC.

By:	/s/ Greg L. McKinney
Name:	Greg L. McKinney
Title:	Chief Financial Officer and Chief Accounting Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS: That the undersigned, a director or officer, or both, of Bank of the Ozarks, Inc. (the “Company”), acting pursuant to authorization of the Board of Directors of the Company, hereby appoints George G. Gleason, Mark Ross and Greg L. McKinney, or any one of them, attorneys-in-fact and agents for me and in my name and on my behalf, individually and as a director or officer, or both, of the Company, to sign a Registration Statement on Form S-8, together with all necessary exhibits, and any amendments (including post effective amendments) and supplements thereto, to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the issuance and sale of shares of the Company’s Common Stock, $0.01 par value per share, to be issued and delivered in accordance with the Bank of the Ozarks, Inc. 2009 Restricted Stock Plan, and generally to do and perform all things necessary to be done in connection with the foregoing as fully in all respects as I could do personally.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ George G. Gleason George G. Gleason (Principal Executive Officer)	Chairman of the Board and Chief Executive Officer	September 14, 2012

/s/ Greg L. McKinney Greg L. McKinney (Principal Financial Officer and Accounting Officer)	Chief Financial Officer and Chief Accounting Officer	September 14, 2012

/s/ Mark Ross Mark Ross	Vice Chairman and Chief Operating Officer	September 14, 2012

/s/ Jean Arehart Jean Arehart	Director	September 14, 2012

S-1

/s/ Nicholas Brown Nicholas Brown	Director	September 14, 2012

/s/ Richard Cisne Richard Cisne	Director	September 14, 2012

/s/ Robert East Robert East	Director	September 14, 2012

/s/ Linda Gleason Linda Gleason	Director	September 14, 2012

/s/ Henry Mariani Henry Mariani	Director	September 14, 2012

/s/ Robert Proost Robert Proost	Director	September 14, 2012

/s/ R.L. Qualls R.L. Qualls	Director	September 14, 2012

/s/ John Reynolds John Reynolds	Director	September 14, 2012

/s/ Kennith Smith Kenneth Smith	Director	September 14, 2012

/s/ Sherece West Sherece West	Director	September 14, 2012

S-2

EXHIBIT INDEX

Number	Description

5.1	Opinion of Kutak Rock LLP.

23.1	Consent of Kutak Rock LLP (included in the opinion filed as Exhibit 5.1).

23.2	Consent of Crowe Horwath LLP.

24.1	Power of Attorney (included on signature page of the Registration Statement).

99.1	Bank of the Ozarks, Inc. 2009 Restricted Stock Plan (previously filed as Exhibit 10.1(b)(i) to the Company’s Current Report on Form 8-K filed with the Commission on August 23, 2012, and incorporated herein by reference).